Exhibit 99.1

Zynex Announces 2021 Third Quarter Earnings

•	2021 Third Quarter

	o	Revenue increased 74% year over year to $34.8 million

	o	Orders increased 70%

	o	Record net income of $6.1 million; Diluted EPS $0.17

	o	Adjusted EBITDA $9.3 million

ENGLEWOOD, CO – November 2, 2021 – Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, today reported financial results for its third quarter ended September 30, 2021.

Third Quarter Financial Results Summary:

For the third quarter, the Company reported net revenue of $34.8 million, a 74% increase over the third quarter of 2020. Gross margins were 80% in the third quarter of 2021 and net income was $6.1 million.

Adjusted EBITDA was $9.3 million in the third quarter of 2021.

As of September 30, 2021, the Company had working capital of $59.6 million a 13% increase compared to June 30, 2021. Cash on hand was $35.4 million at the end of the third quarter. Cash increased by more than 9% during the quarter due to the Company posting record profitability.

President and CEO Commentary:

Thomas Sandgaard, CEO said: “I am excited about our order growth in the third quarter of 70% which we expect will continue to drive increasing revenue in 2021 and 2022. In the third quarter, we posted revenue of $34.8 million and net income of $6.1 million, both amounts are the highest in the history of the Company. We are pleased with our continued revenue growth and the related profitability as we continue to leverage the investments we’ve made in our sales organization over the past couple of years. There is a sizeable pain management market in the U.S. and worldwide that can benefit from our products and we are just scratching the surface of the addressable market.

In our Monitoring Solutions Division, our team just returned from the American Society of Anesthesiologists annual conference where we received positive feedback from clinicians and institutions on our CM-1500 Blood and Fluid Monitor. We expect to submit our next generation CM-1600 for FDA clearance within the next ninety days as our engineering team is making great progress.

We continue to advocate for pain patients, and for physicians to prescribe our NexWave technology as the first line of defense in treating chronic and acute pain without side effects. We are dedicated to promoting our technology in an effort to remove patient addiction and other side effects from prescription opioids.”

Fourth Quarter and Full Year 2021 Guidance:

The estimated range for fourth quarter revenue is between $40.0 and $43.0 million with Adjusted EBITDA between $9.0 and $10.0 million. The revenue estimate is approximately 56% to 68% above 2020 fourth quarter revenue of $25.6 million.

Full year 2021 revenue is estimated between $130.0 and $133.0 million with Adjusted EBITDA between $22.7 and $23.7 million. The full year revenue estimate is approximately 62% to 66% above 2020 revenue of $80.1 million. Full year Adjusted EBITDA growth in 2021 is approximately 66% to 73% compared to 2020.

Conference Call and Webcast Details:

Tuesday, November 2, 2021 at 2:15 p.m. MT / 4:15 p.m. ET

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast:

https://www.webcaster4.com/Webcast/Page/1487/43407

US PARTICIPANT DIAL IN (TOLL FREE):	1-844-825-9790
INTERNATIONAL DIAL IN:	1-412-317-5170
Canada Toll Free:	1-855-669-9657

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income/expense, stock compensation, restructuring and non-cash lease charges). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of available earnings. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Zynex, Inc.

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex also has a fluid monitoring system for use in hospitals and surgery centers. For additional information, please visit: www.zynex.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore you should not rely on any of these forward looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward-looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our products on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy and other risks described in our filings with the Securities and Exchange Commission including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2020 as well as our quarterly reports on Form 10-Q and current reports on Form 8-K.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact: Zynex, Inc. (800) 495-6670

Investor Relations Contact:
Amato And Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

ZYNEX, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS)

(unaudited)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash	$35,368	$39,173
Accounts receivable, net	24,234	13,837
Inventory, net	9,154	8,635
Prepaid expenses and other	1,102	1,378
Total current assets	69,858	63,023

Property and equipment, net	2,253	1,925
Operating lease asset	17,234	5,993
Finance lease asset	418	321
Deposits	584	347
Deferred income taxes	376	566
Total assets	$90,723	$72,175

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	2,669	4,717
Operating lease liability	2,416	2,051
Finance lease liability	115	77
Income taxes payable	1,577	280
Accrued payroll and related taxes	3,515	2,992
Total current liabilities	10,292	10,117
Long-term liabilities:
Operating lease liability	16,701	4,920
Finance lease liability	347	283
Total liabilities	27,340	15,320

Stockholders' equity:
Common stock	37	36
Additional paid-in capital	38,220	37,235
Treasury Stock	(6,513)	(3,846)
Retained earnings	31,639	23,430
Total stockholders' equity	63,383	56,855
Total liabilities and stockholders' equity	$90,723	$72,175

ZYNEX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
NET REVENUE
Devices	$9,071	$5,301	$23,264	$13,026
Supplies	25,715	14,725	66,671	41,491
Total net revenue	34,786	20,026	89,935	54,517

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - devices and supplies	6,837	4,296	19,990	11,758
Sales and marketing	13,083	9,425	40,662	21,817
General and administrative	6,820	4,896	18,503	12,990
Total costs of revenue and operating expenses	26,740	18,617	79,155	46,565

Income from operations	8,046	1,409	10,780	7,952

Other expense
Interest expense	(18)	(5)	(72)	(14)
Other expense, net	(18)	(5)	(72)	(14)

Income from operations before income taxes	8,028	1,404	10,708	7,938
Income tax expense	1,921	71	2,499	651
Net Income	$6,107	$1,333	$8,209	$7,287

Net income per share:
Basic	$0.18	$0.04	$0.24	$0.22

Diluted	$0.17	$0.04	$0.23	$0.21

Weighted average basic shares outstanding	34,768	34,486	34,805	33,564
Weighted average diluted shares outstanding	35,493	35,476	35,583	34,715

ZYNEX, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Adjusted EBITDA:
Net income	$6,107	$1,333	$8,209	$7,287
Depreciation and Amortization*	201	305	711	470
Stock-based compensation expense	532	730	1,041	1,806
Restructuring/severance**	-	-	318	-
Interest expense and other, net	18	5	72	14
Non-cash lease expense ***	553	-	856	-
Income tax expense	1,921	71	2,499	651
Adjusted EBITDA	$9,332	$2,444	$13,706	$10,228
% of Net Revenue	27%	12%	15%	19%

* Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold

** Severance of former COO Giusseppe Papandrea which was fully expensed in Q1-2021

*** Amount expensed on new company headquarters on which no payments are due until 2022